May 2, 2005

CONFIDENTIAL

Mr. Ronald E. Obray
Chief Executive Officer
Hands On Video Relay Services, Inc.
Hands On Sign Language Services, Inc.
595 Menlo Drive
Rocklin, CA  95765-3708

Dear Mr. Obray:

      This letter agreement sets forth the terms upon which GoAmerica, Inc., a Delaware corporation ("GoAmerica"), agrees to enter into discussions regarding a potential business combination with Hands On Video Relay Services, Inc., a Delaware corporation, and Hands On Sign Language Services, Inc., a California corporation (individually and together, the "Companies") (the "Transaction"), and certain related matters.

      In consideration of the substantial amount of resources GoAmerica will expend in evaluating and negotiating the terms of the Transaction, for providing a bridge line of credit to Companies (the "Bridge Line") pursuant to a bridge line credit agreement (the "Bridge Line Agreement") executed by the parties on the same date as this letter agreement, and of the mutual covenants set forth below, GoAmerica and Companies and Ronald and Denise Obray agree as follows:

      1. Other Negotiations. Between the date hereof and 11:59 p.m. (California time) on June 15, 2005, or such earlier time and date as GoAmerica and Companies mutually agree to discontinue discussions of the Transaction, or such earlier date if this letter agreement is terminated because GoAmerica denies a Request for Loan or fails to make an Advance to Companies under Section 2.1 of the Bridge Line Agreement or later date as mutually agreed in writing by the parties (the "Expiration Date"), neither Companies nor its officers, directors or agents (including, without limitation, Ronald and Denise Obray) will take any action to solicit, initiate, make, entertain, encourage or seek the submission of, or facilitate inquiries regarding, or enter into any agreement pursuant to, any inquiry, proposal or offer from any corporation, partnership, person or other entity or group (other than discussions with GoAmerica) regarding any acquisition of Companies, any merger or consolidation with or involving Companies or any acquisition of any material portion of the stock or assets of Companies, any other business combination with Companies or any financing of Companies (any such acquisition, merger, consolidation, business combination or financing, a "Sale Transaction"). Companies and Ronald and Denise Obray agree that any such negotiations or activities in progress as of the date hereof will be terminated or suspended during such period. Companies will promptly, and in any event within 24 hours, notify GoAmerica regarding any contact by any third party regarding any offer, proposal or inquiry regarding any. In no event will Companies or Ronald and Denise Obray accept or enter into an agreement concerning any such Sale Transaction prior to the Expiration Date.

      2. Governing Law. This letter agreement shall be governed by the laws of the State of Delaware applicable to contracts wholly executed and performed therein. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS LETTER AGREEMENT.

      3. General. The parties shall have no obligation to consummate the Transaction, unless and until a definitive agreement is reached, and in such case shall be subject in all respects to the satisfaction of the conditions contained therein, and neither party hereto shall have any liability to the other under this letter agreement if the parties fail for any reason to execute such a definitive agreement.

      4. Waiver. The failure or delay by GoAmerica to assert any of its rights under this letter agreement shall not constitute a waiver of such rights nor shall any single or partial exercise by GoAmerica of any of its rights under this letter agreement preclude any other or further exercise of such rights or any other rights under this letter agreement.

      5. Notice. All notices, requests, claims, demands, waivers and other communications under this letter agreement shall be in writing and shall be deemed given upon (a) personal delivery, (b) transmitter's confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by standard overnight carrier or when mailed in the United States by certified or registered mail, postage prepaid, addressed to the parties at the following addresses:

         If to GoAmerica:

         GoAmerica, Inc.
         433 Hackensack Avenue
         Hackensack, NJ  07601
         Facsimile No:  (201) 527-1084
         Attention:   Dan Luis
         with a copy to:

         Lowenstein Sandler PC
         65 Livingston Avenue
         Roseland, NJ  07068
         Facsimile No. 973-597-2351
         Attention:  Peter H. Ehrenberg, Esq.

         If to Companies:

         Hands On Video Relay Services, Inc.
         Hands On Sign Language Services, Inc.
         595 Menlo Drive
         Rocklin, CA  95765-3708
         Facsimile No:  (888) 900-9477
         Attention:  Ron Obray

         with a copy to:

         DLA Piper Rudnick Gray Cary US LLP
         400 Capitol Mall, Suite 2400
         Sacramento, CA  95814
         Facsimile No.: (916) 930-3201
         Attention:   Scott W. Pink

      6. Remedies. As it may be difficult to measure the damages which would result to GoAmerica from a breach by Companies, or any of its officers, directors or agents (including, without limitation, Ronald Obray and Denise Obray) of any of the undertakings, warranties and representations contained in this letter agreement, GoAmerica may seek to have such undertakings, warranties and representations specifically enforced by a court of competent jurisdiction. Companies are aware that irreparable injury or damage may result to GoAmerica in the event of a breach by Companies, or any of its officers, directors or agents, of the terms and provisions of this letter agreement. Therefore, Companies agree that GoAmerica may seek an injunction restraining Companies and its officers, directors and agents from engaging in any activity constituting such breach.

      7. No Public Announcement; No Disclosure. The parties shall make no public announcement concerning this letter, their discussions or any other memoranda, letters or agreements between the parties relating to the Transaction, except that any of the parties may at any time make disclosure if it is advised by its legal counsel that such disclosure is required under applicable law or regulatory authority. Except as permitted by the preceding sentence, under no circumstances will party (or any of its officers, directors or agents) discuss or disclose the existence or terms of this letter (or that the parties are holding discussions) with or to any third party other than such legal, accounting and financial advisors of such party who have a need to know such information solely for purposes of assisting that party in regard to the Transaction.

      Please contact Dan Luis (201) 996-7403 if you have any questions regarding the content of this letter agreement. Otherwise, please indicate the concurrence of the Companies and Ronald and Denise Obray with this letter agreement by executing two copies of it in the space provided below and returning one such copy to me at your earliest convenience. I look forward to the successful completion of the discussions contemplated by this letter agreement.

                                Very truly yours,

                                GOAMERICA, INC.


                                By:
                                    --------------------------------------------
                                    Daniel R. Luis
                                    Chief Executive Officer

AGREED TO AND ACCEPTED:

HANDS ON VIDEO RELAY SERVICES, INC.       RONALD OBRAY

By:
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Title:
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HANDS ON SIGN LANGUAGE SERVICES, INC.     DENISE OBRAY


By:
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Title:
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